Exhibit 99.2

DOLPHIN ENTERTAINMENT, INC

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of Dolphin Entertainment, Inc. and its wholly owned subsidiaries (hereinafter referred to as “Dolphin” or “the Company”) and Special Projects Media LLC (“Special Projects”) after giving effect to Dolphin’s acquisition of Special Projects that was completed on October 2, 2023 (the “Closing Date”).  The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable.

         The unaudited pro forma condensed combined balance sheet as of September 30, 2023 is presented as if the acquisition of Special Projects had occurred on September 30, 2023.  The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the nine months ended September 30, 2023 are presented as if the acquisition had occurred on January 1, 2022. The unaudited condensed combined statement of operations for the year ended December 31, 2022 includes the information for Socialyte LLC (“Socialyte”) for the period between January 1, 2022 and November 13, 2022, the period prior its acquisition by Dolphin on November 14, 2022. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to reflect certain reclassifications to conform with current financial statement presentation.

        The determination and preliminary allocation of the purchase consideration used in the unaudited pro forma condensed combined financial information are based upon preliminary estimates, which are subject to change during the measurement period (up to one year from the Closing Date).  Accordingly, the aggregate value of the consideration paid by Dolphin to complete the acquisition was allocated to the assets acquired and liabilities assumed from Special Projects based upon estimated fair values on the Closing Date.  Dolphin has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed from Special Projects and the related allocations of purchase price, nor has Dolphin identified all adjustments necessary to conform Special Projects’ accounting policies to Dolphin’s accounting policies. Accordingly, the pro forma purchase price adjustments presented herein are preliminary, and may not reflect any final purchase price adjustments made.  Dolphin estimated the fair value of Special Projects’ assets and liabilities based on discussion with Special Projects’ management, due diligence and preliminary work performed by third-party valuation specialists. As the final valuations are being performed, adjustments to the fair value of relevant balance sheet amounts may result in material differences from the information presented herein.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future.  The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial information for a number of reasons, including cost saving synergies from operating efficiencies and the effect of incremental costs incurred to integrate the two companies.

Dolphin will finalize the acquisition accounting as soon as practicable within the required measurement period prescribed by Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), but in no event later than one year following the Closing Date. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and should not be relied upon. The unaudited pro forma condensed combined financial information should be read in conjunction with Dolphin’s historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2022 and quarterly financial statements on Form 10-Q for the nine months ended September 30, 2023 and the historical audited financial statements of Special Projects for the year ended December 31, 2022 and the historical unaudited financial statements of Special Projects for the nine months ended September 30, 2023 contained in this Form 8-K.

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Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2023

ASSETS	Dolphin Entertainment, Inc. (Historical)	Special Projects Media, LLC (Historical)	Pro Forma Adjustments	Notes	Pro Forma Combined
Current
Cash and cash equivalents	$6,406,646	$521,821	$(2,404,092)	(a)	$4,524,375
Restricted cash	3,723,868	—	(2,595,908)	(a)	1,127,960
Accounts receivable:
Trade, net	4,993,703	1,155,871	—		6,149,574
Other receivables	4,299,330	—	—		4,299,330
Notes receivable	4,608,962	—	—		4,608,962
Other current assets	954,029	11,338			965,367
Total current assets	24,986,538	1,689,030	(5,000,000)		21,675,568
Capitalized production costs, net	2,070,275	—	—		2,070,275
Employee receivable	748,085	—	—		748,085
Right-of-use asset	5,996,732	91,840	—		6,088,572
Goodwill	22,796,683	—	5,579,547	(b)	28,376,230
Intangible assets, net	8,030,366	—	3,740,000	(c)	11,770,366
Property, equipment and leasehold improvements, net	214,877	—	—		214,877
Other long-term assets	896,712	30,453	—		927,165
Total Assets	$65,740,268	$1,811,323	$4,319,547		$71,871,138
LIABILITIES
Current
Accounts payable	$4,309,920	$764,641	$—		$5,074,561
Term loan, current portion	960,503	—	—		960,503
Notes payable, current portion	3,380,859	—	—		3,380,859
Accrued interest - related party	1,623,921	—	—		1,623,921
Accrued compensation - related party	2,625,000	—	—		2,625,000
Lease liability, current portion	2,089,297	91,840	—		2,181,137
Deferred revenue	1,923,076	30,000	—		1,953,076
Other current liabilities	6,052,420	15,000	704,389	(d)	6,771,809
Total current liabilities	22,964,996	901,481	704,389		24,570,866
Term loan, noncurrent portion	4,755,384				4,755,384
Notes payable, noncurrent portion	3,530,000	—	—		3,530,000
Convertible notes payable	5,150,000	—	—		5,150,000
Convertible notes payable at fair value	350,000	—	—		350,000
Loan from related party	1,107,873	—	—		1,107,873
Lease liability	4,613,704	—	—		4,613,704
Deferred tax liability	344,432	—	—		344,432
Warrant liability	10,000	—	—		10,000
Other noncurrent liabilities	18,915	—	—		18,915
Total Liabilities	42,845,304	901,481	704,389		44,451,174
STOCKHOLDERS' EQUITY
Total Stockholders' Equity	$22,894,964	$909,842	$3,615,158	(e)	$27,419,964
Total Liabilities and Stockholders' Equity	$65,740,268	$1,811,323	$4,319,547		$71,871,138

 See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

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Unaudited Pro Forma Condensed Combined Statements of Operations
For the nine months ended September 30, 2023

	Dolphin Entertainment, Inc. (Historical)	Special Projects Media, LLC (Historical)	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues	$31,100,867	$5,478,385	$(340,610)	(g)	$36,238,642
Cost of services and operating expenses	43,228,963	4,582,073	1,890	(c), (g)	47,812,926
Loss from operations	(12,128,096)	(896,312)	(342,500)		(11,574,284)

Change in fair value of convertible note	(6,444)	—	—		(6,444)
Change in fair value of warrants	5,000	—	—		5,000
Interest income	309,424	12	—		309,436
Interest expense	(1,413,177)	—	(31,196)	(f)	(1,444,373)
(Loss) income before income taxes and equity in losses of unconsolidated affiliates	(13,233,293)	896,324	(373,696)		(12,710,665)
Income tax expense	(91,243)	(18,892)	—		(110,135)
(Loss) income before equity in losses of unconsolidated affiliates	(13,324,536)	877,432	(373,696)		(12,820,800)
Equity in losses of unconsolidated affiliates	(1,467,356)	—	—		(1,467,356)
Net (loss) income	$(14,791,892)	$877,432	$(373,696)		$(14,288,156)

Loss Per Share:
Basic	$(1.11)		$0.21	(h)	$(0.90)
Diluted	$(1.11)		$0.21	(h)	$(0.90)

Weighted average number of shares used in per share calculation:
Basic	13,328,138				15,828,138
Diluted	13,328,138				15,828,138

 See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

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Unaudited Pro Forma Combined Statements of Operations
For the year ended December 31, 2022

	Dolphin Entertainment, Inc. (Historical)	Socialyte LLC (1/1/2022 - 11/13/2022)	Special Projects Media, LLC (Historical)	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$40,505,558	$5,857,281	$6,979,272	$—		$53,342,111
Cost of services and operating expenses	45,080,700	5,621,376	6,106,254	1,071,346	(c)	57,879,676

(Loss) income from operations	(4,575,142)	235,905	873,018	(1,071,346)		(4,537,565)

Paycheck Protection Program loan forgiveness	—	716,343	—	—		716,343
Change in fair value of convertible note	654,579		—	—		654,579
Change in fair value of warrants	120,000		—	—		120,000
Other miscellaneous expenses	—	(113,886)	—	—		(113,886)
Interest income	309,012		201	—		309,213
Interest expense	(864,814)	(38,079)	—	(502,447)	(f)	(1,405,340)
(Loss) income before income taxes	(4,356,365)	800,283	873,219	(1,573,793)		(4,256,656)
Income tax expense	(176,981)	—	(28,693)	—		(205,674)
(Loss) income before equity in losses of unconsolidated affiliates	$(4,533,346)	$800,283	$844,526	$(1,573,793)		$(4,462,330)
Equity in losses of unconsolidated affiliates	$(246,789)	$—	$—			(246,789)
Net (loss) income	$(4,780,135)	$800,283	$844,526	$(1,573,793)		$(4,709,119)

Income Per Share:
Basic	$(0.49)			$0.11	(h)	$(0.38)
Diluted	$(0.56)			$0.12	(h)	$(0.44)

Weighted average number of shares used in per share calculation:
Basic	9,799,021					12,292,172
Diluted	9,906,926					12,420,076

 See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

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NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

 NOTE 1 – DESCRIPTION OF THE TRANSACTION

On the Closing Date, Dolphin acquired all of the issued and outstanding membership interests of Special Projects, pursuant to a membership interest purchase agreement (the “Special Projects Purchase Agreement”) between Dolphin and Andrea Oliveri, Nicole Vecchiarelli, Foxglove Corp and Alexandra Alonso (“Sellers”) and Special Projects became a wholly owned subsidiary of Dolphin.

The consideration paid by Dolphin in connection with the acquisition of Special Projects is approximately $10.2 million, which is subject to adjustments based on a customary post-closing cash consideration adjustment. On the Closing Date, Dolphin paid the Sellers $5.0 million cash and issued the Sellers 2.5 million shares of Dolphin’s common stock. As part of the Special Projects Purchase Agreement, Dolphin entered into employment agreements with Andrea Oliveri and Nicole Vecchiarelli, each for a period of four years. The Company partially financed the cash portion of the consideration with a five-year term secured term loan from Bank United. See Note 5.

NOTE 2 –BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, combines the historical balance sheet of Dolphin with the historical balance sheet of Special Projects and has been prepared as if the Special Projects acquisition had occurred on September 30, 2023.  The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the nine months ended September 30, 2023, combines the historical statement of operations of Dolphin with the historical statement of operations of Special Projects and was prepared as if the acquisition had occurred on January 1, 2022.  The unaudited condensed combined statement of operations for the year ended December 31, 2022 includes the information for Socialyte for the period between January 1, 2022 and November 13, 2022, the period prior its acquisition by Dolphin on November 14, 2022. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to reflect certain reclassifications to conform with current financial statement presentation.

Dolphin accounted for the acquisition in the unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance with ASC 805.  In accordance with ASC 805, the Company used its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the Closing Date.  Goodwill as of the Closing Date is measured as the excess of purchase consideration over the fair value of the net tangible and identifiable assets acquired.

The pro forma adjustments described below were developed based on Dolphin management’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Special Projects based on preliminary estimates to fair value.  The final purchase consideration and allocation of the purchase consideration will differ from that reflected in the unaudited pro forma condensed combined financial information after the final valuation procedures are performed and the amounts are finalized.

 The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

Dolphin expects to incur costs and realize benefits associated with integrating the operations of Dolphin and Special Projects.  The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies.  The unaudited pro forma condensed combined statement of operations do not reflect any non-recurring charges directly related to the acquisition that the condensed combined companies incurred upon completion of Special Projects acquisition.

 NOTE 3 – ESTIMATED PRELIMINARY PURCHASE PRICE CONSIDERATION

 The table below represents the total estimated preliminary purchase price consideration:

Closing Common Stock (2,500,000 shares, at a purchase price of $1.81, the September 30, 2023 closing stock price) (See Note 6(e))	$4,525,000
Cash paid at closing	5,000,000
Due to seller for working capital and cash adjustments	704,389
Preliminary purchase price consideration	$10,229,389

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NOTE 4 – ESTIMATED PRELIMINARY PURCHASE PRICE ALLOCATION

        The Company has performed a preliminary valuation analysis of the estimated fair market value of Special Projects’ assets and liabilities that were acquired or assumed by the Company.

The following table summarized the allocation of the preliminary purchase price as of the Closing Date:

Cash	$521,821
Accounts receivable	1,155,871
Other current assets	11,338
Right-of-use asset	91,840
Other assets, noncurrent	30,453
Intangibles	3,740,000
Total identifiable assets acquired	5,551,323

Accounts payable	(448,330)
Lease liability	(91,840)
Other current liabilities	(56,214)
Deferred revenue	(305,097)
Total liabilities assumed	(901,481)
Net identifiable assets acquired	4,649,842
Goodwill	5,579,547
Net assets acquired	$10,229,389

        This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet as of September 30, 2023 and the statements of operations for the year ended December 31, 2022 and the nine months ended September 30, 2023. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (i) changes in allocations to intangible assets such as trade name and customer relationships, as well as goodwill and (ii) other changes to the assets and liabilities.

NOTE 5 – FINANCING TRANSACTIONS

Term Loan

On September 29, 2023, Dolphin, through its subsidiaries, 42West, LLC, Be Social Marketing Group, LLC and Socialyte LLC, as co-borrowers, (the “Co-Borrowers”) entered into a five-year term loan with BankUnited, N.A. (“BankUnited Loan Agreement”). The BankUnited Loan Agreement includes: (i) $5,800,000 secured term loan (“BKU Term Loan”), (ii) and $750,000 of a secured revolving line of credit (“BKU Line of Credit”) and (iii) $400,000 Commercial Card (“BKU Commercial Card”). The BKU Term Loan carries a 1.0% origination fee and matures in September 2028, the BKU Line of Credit carries an initial origination fee of 0.5% and an 0.25% fee on each annual anniversary and matures in September 2026; the BKU Commercial Card does not have any initial or annual fee and matures in September 2026. The BKU Term Loan has a declining prepayment penalty equal to 5% in year one, 4% in year two, 3% in year three, 2% in year four and 1% in year five of the outstanding balance. The BKU Line of Credit and BKU Commercial Card can be repaid without any prepayment penalty.

On September 29, 2023, $3,129,979 of the proceeds of the BKU Term Loan were used to payoff the term loan and the line of credit with BankProv, including a prepayment penalty of $79,286. On October 2, 2023, $2,595,908 of the BKU Term Loan were used to finance part of the cash portion of the consideration paid to the Sellers and on that day, Special Projects became a party to the BankUnited Loan Agreement.

Interest on the BKU Term Loan accrues at 8.10% fixed rate per annum. Principal and interest on the BKU Term Loan shall be payable on a monthly basis based on a 5-year amortization. Interest on the BKU Line of Credit is payable on a monthly basis, with all principal due at maturity. The BKU Commercial Card payment is due in full at the end of each bi-weekly billing cycle.

The BankUnited Loan Agreement contains financial covenants tested semi-annually on a trailing twelve-month basis that require the Company to maintain a minimum debt service coverage ratio of 1.25:1.00 and a maximum funded debt/EBITDA ratio of 3.00:1.00. In addition, the BankUnited Loan Agreement contains a liquidity covenant that requires the Company to hold a cash balance at BankUnited N.A, with a daily minimum deposit balance of $1,500,000.

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NOTE 6 – PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined information:

(a)	Represents the $2,434,092 cash paid to the Seller by Dolphin on the Closing Date, calculated at the $5,000,000 due under the purchase agreement, net of the $2,595,908 financed at closing and included in restricted cash.

(b)	To record $5,579,547 of preliminary goodwill based on the excess of purchase consideration of the acquisition of Special Projects over the preliminary fair value of the net identifiable assets acquired. In accordance with ASC 805, goodwill will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that goodwill has become impaired, we will record an expense for the amount impaired during the fiscal quarter in which the determination is made.

(c)	The addition of intangible assets as a result of the estimated preliminary purchase price allocation is comprised of the following:

Special Projects	Closing Date Opening Balance	Estimated Useful Live (Years)	Annual Amortization	Quarterly Amortization
Intangible assets:
Customer relationships	$3,110,000	12	Note (1)
Trade name	630,000	7	90,000	22,500
Total intangible assets	$3,740,000

Note (1) - The Company amortizes customer relationships using an accelerated method in which a greater percentage of the customer relationship asset is amortized in the early years of the asset’s useful life as the ability to generate revenue from this asset is greater in the beginning years. The amortization expense presented in these unaudited proforma financial statements for the year ended December 31, 2022 and the nine months ended September 30, 2023, is $473,180 and $342,500, respectively.

Note (2) – For the unaudited pro forma statement of operations for the year ended December 31, 2022, the Company included amortization expense of $598,166 related to the amortization of the intangible assets of Socialyte for the period between January 1, 2022 and November 13, 2022. The amortization expense for the period between November 14, 2022 and December 31, 2022 is included in the historical statement of operations of the Company.

(d)	Represents the adjustment for the preliminary calculation of working capital in the amount of $357,568 and cash adjustment of $346,821 due to the Sellers per the Special Projects Purchase Agreement.

(e)	Adjustments to shareholders equity are as follows:

Common Stock, par value of 2,500,000 shares issued on the Closing Date	$37,500
Additional paid in capital of Common Stock issued on the Closing Date	4,487,500
Total fair value of the equity of the Special Projects acquisition	4,525,000
Historical member equity of Special Projects	(909,842)
Adjustment to shareholders equity	$3,615,158

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(f)	For the nine months ended September 30, 2023 and the year ended December 31, 2022, the Company increased interest expense in the amounts of $31,196 and 502,447, respectively for interest expense on the term loan described in Note 5. For the year ended December 31, 2022, the unaudited proforma statement of operations also includes $79,286 of prepayment penalty and additional interest expense of $9,647 paid to Bank Prov related to the payoff of the term loan and line of credit. For the nine months ended September 30, 2023, the amount is net of $243,717 recorded in the historical consolidated statement of operations of Dolphin for the Bank Prov term loan and line of credit.

(g)	During the nine months ended September 30, 2023, the Company retained the services of Special Projects for a monthly fee of $30,000 plus out of pocket expenses. An adjustment in the amount of $340,610 was made to revenue and operating expenses to eliminate the transactions between Dolphin and Special Projects. The $340,610 includes reimbursements for audit costs and travel in the amount of $70,610.

(h)	The Company recalculated loss per share as if the acquisition had taken place and shares had been issued on January 1, 2022:

	Year ended December 31, 2022		Nine months ended September 30, 2023
	Historical	Pro Forma	Historical	Pro Forma
Numerator
Net loss attributable to Dolphin Entertainment common stock shareholders and numerator for basic loss per share	(4,780,135)	(4,709,119)	(14,791,892)	(14,288,156)
Change in fair value of convertible notes payable	(654,579)	(654,579)	—	—
Change in fair value of warrants	(120,000)	(120,000)	—	—
Interest expense	39,452	39,452	—	—
Numerator for diluted loss per share “LPS”	$(5,515,262)	$(5,444,246)	$(14,791,892)	$(14,288,156)

Denominator
Denominator for basic LPS - weighted-average shares	9,799,021	12,292,172	13,328,138	15,828,138
Effect of dilutive securities:
Warrants	28	28	—	—
Convertible note payable	127,877	127,877	—	—
Denominator for diluted LPS - adjusted weighted-average shares	9,926,926	12,420,076	13,328,138	15,828,138

Basic loss per share	$(0.49)	$(0.38)	$(1.11)	$(0.90)
Diluted loss per share	$(0.56)	$(0.44)	$(1.11)	$(0.90)

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